Exhibit 4.8

AMENDMENT NO. 3
TO THE
RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 3 to the RAI 401k Savings Plan (the “Plan”), restated as of January 20, 2015, is made and entered into the 10th day of November, 2015.  The provisions of this Amendment shall be effective as of the dates set forth below.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”),  by actions taken on November 10, 2015, authorized amendments to the Plan to (i) permit qualified nonelective employer contributions and (ii) clarify the retirement enhancement contribution for certain employees; and

WHEREAS, such actions of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Effective as of May 1, 2015, the proviso at the end of Section 3.03(b)(ii)(A) is hereby amended in its entirety, to read as follows:

“provided, however, that clause (ii)(A) above shall not apply to an eligible Participant (x) whose date of reemployment is after January 1, 2004 but whose Continuous Service Date is prior to January 1, 2004; or (y) whose employment was transferred from R. J. Reynolds Tobacco (CI) Co., and whose first date of employment with R. J. Reynolds Tobacco (CI) Co. or most recent date of reemployment with R. J. Reynolds Tobacco (CI) Co. is prior to January 1, 2004.”

2.

Effective as of January 1, 2015, Section 3.03 of the Plan is hereby amended by inserting the following new subsection (f) at the end thereof:

“(f)
Qualified Nonelective Contributions.  The Participating Companies may contribute a Qualified Nonelective Contribution to the Company Contribution Account of such Participants in such amounts as the Committee may determine in its sole discretion.  Notwithstanding any provision of the Plan to the contrary, all such Qualified Nonelective Contributions shall be fully vested and nonforfeitable when made and shall be subject to the same distribution limitations as Pre-Tax Contributions (but are not eligible for withdrawal pursuant to Section 8.04).”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 3 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ Constantine E. Tsipis
Constantine E. Tsipis
Secretary